Exhibit 3.1

TELOS CORPORATION

ARTICLES OF AMENDMENT

Telos Corporation, a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) that:

FIRST:
The charter of the Corporation is hereby amended to provide that, as of the Effective Time (as defined below), every 1.259446 shares of Class A Common Stock, no par value per share, of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Class A Common Stock, no par value per share of the Corporation.

SECOND:
The charter of the Corporation is hereby amended to provide that, as of the Effective Time (as defined below), every 1.259446 shares of Class B Common Stock, no par value per share, of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Class B Common Stock, no par value per share of the Corporation.

THIRD:
To the extent that the number of issued and outstanding shares of stock as of the Effective Time is not evenly divided by 1.259446, the remaining fractional share shall be rounded up to a full share of common stock.

              FOURTH:
These Articles of Amendment were approved by a majority of the board of directors of the Corporation, and the amendment set forth in herein is made without action by the stockholders of the Corporation pursuant to Section 2-309(e) of the Maryland General Corporation Law.

FIFTH:
The authorized stock of the Corporation has not been increased by these Articles of Amendment.

SIXTH:
As amended hereby, the charter of the Corporation shall remain in full force and effect.

SEVENTH:
Each of the undersigned acknowledges these Articles of Amendment to be the act and deed of the respective entity on behalf of which he or she has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, these Articles of Amendment are hereby signed in the name of and have been duly executed, as of the 10th day of November 2020, on behalf of the Corporation, by its officer set forth below.

ATTEST:	TELOS CORPORATION
/s/ Jefferson V. Wright	/s/ John B. Wood	(SEAL)
Name: Jefferson V. Wright Title: Asst. Secretary	Name: John B. Wood Title: President and Chief Executive Officer